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                                                                      EXHIBIT 3

                        VARLEN BOARD OF DIRECTORS REJECTS
               AMSTED'S UNSOLICITED TENDER OFFER AS INADEQUATE


     -- VARLEN BOARD AUTHORIZES EXPLORATION OF STRATEGIC ALTERNATIVES --


NAPERVILLE, Ill., June 7, 1999 -- Varlen Corporation (Nasdaq: VRLN) today announced that its Board of Directors unanimously has determined that the unsolicited cash tender offer by Amsted Industries Incorporated for all of the outstanding shares of Varlen for $35.00 per share is inadequate and not in the best interests of its stockholders, and therefore unanimously recommends that Varlen's stockholders reject the Amsted offer and not tender their shares to Amsted.

The Varlen Board also unanimously determined that Varlen should explore its strategic alternatives, including a potential merger, sale or recapitalization of Varlen. The Varlen Board said those alternatives could include negotiations with interested parties, including Amsted. In the context of those negotiations, the Varlen Board believes interested parties will recognize the strong business potential of Varlen.

In reaching its determination and recommendation, the Board considered a number of factors, which included:

  -- The presentations by Varlen's financial adviser, Morgan Stanley Dean
     Witter, concerning Varlen and the financial aspects of the Amsted offer as well as the oral and written opinions of Morgan Stanley that the Amsted offer is inadequate, from a financial point of view, to Varlen's stockholders, other than Amsted.

  -- Information provided by Morgan Stanley relating to the preliminary exploratory discussions conducted by Varlen and its financial advisers with a number of parties as part of the evaluation of the Amsted offer.

  -- The Board's determination to explore strategic and financial alternatives which have the potential of resulting in a value for shares of Varlen common stock in excess of the Amsted offer.

  -- Varlen's seven consecutive year-over-year quarterly improvements in sales, operating profits and earnings, including record financial performance in the first quarter of 1999. During the first quarter of 1999, compared to the prior-year period, sales increased 17.4 percent on strong demand and increased penetration by Varlen's vehicular products and railroad products segments; operating profits grew 21.1 percent on higher sales and solid operating leverage; and net earnings rose 31.6 percent.

  -- The Board's recognition of Varlen's excellent financial condition, results of operations and business performance, including Varlen's ability to outperform its key end markets of automotive, heavy-duty truck/trailer and railroad products, Varlen's numerous international opportunities and Varlen's superior product programs with significant sales potential.

Raymond A. Jean, President and Chief Executive Officer, said "The Board takes its responsibilities very seriously. Varlen will continue to explore strategic and financial alternatives to the Amsted offer and will continue exploratory discussions with a number of parties regarding potential strategic alternatives available to Varlen. These discussions could lead to negotiations with one or more potential parties with respect to a potential strategic transaction."

Varlen also announced today that it is filing with the Securities and Exchange Commission, and will mail to stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Company's formal recommendation with respect to Amsted's inadequate offer. Additional information with respect to the Board's decision to recommend that shareholders reject the Amsted offer and the matters considered by the Board in reaching such decision is contained in the Schedule 14D-9.

Varlen is a leading manufacturer of precision-engineered transportation products for the heavy-duty truck/trailer, automotive and railroad industries, and of petroleum analyzers. The company, headquartered in a Chicago suburb, manufactures products in 28 facilities in the United States and Europe and sells them to customers around the world. Varlen's common stock is traded on Nasdaq's National Market under the symbol VRLN.

This news release contains forward-looking statements that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears here. These risk factors include reversal of market trends, decreased demand for products, loss of key customers, limited customer production due to capacity constraints, and additional factors that may be detailed from time to time in Varlen's Securities and Exchange Commission filings. Varlen assumes no obligation to update its forward-looking statements.

















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